EXHIBIT 16

January 28, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Pinnacle Bankshares Corporation and, under the date of January 31, 2003, we reported on the consolidated financial statements of Pinnacle Bankshares Corporation and subsidiary as of and for the years ended December 31, 2002 and 2001. On January 22, 2004, we were notified that Pinnacle Bankshares Corporation engaged Cherry, Bekaert & Holland LLP as its principal accountants for the year ending December 31, 2004, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Pinnacle Bankshares Corporation’s consolidated financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon. We have read Pinnacle Bankshares Corporation’s statements included under Item 4 of its Form 8-K dated January 28, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Pinnacle Bankshares Corporation’s statement that the change was recommended by the Audit Committee and approved by the Board of Directors, and we are not in a position to agree or disagree with Pinnacle Bankshares Corporation’s statement that Cherry, Bekaert & Holland LLP were not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Pinnacle Bankshares Corporation’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP